Exhibit 99

SPS Commerce Reports First Quarter 2010 Financial Results

MINNEAPOLIS, May 17, 2010 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the quarter ended March 31, 2010. Revenue was $10.2 million in the first quarter of 2010, compared to $8.5 million in the first quarter of 2009, reflecting 20% growth in total revenue from first quarter 2009.

Net income in the first quarter of 2010 was $919,000 or $0.10 per diluted share, compared to net loss of $54,000, or ($0.16) per diluted share1, in the first quarter of 2009. Adjusted EBITDA for the first quarter of 2010 was $1.4 million, compared to $536,000, for the first quarter of 2009.

"Over the past decade we have built a great company through the loyalty of our customers and the dedication of all our employees," said Archie Black, President and CEO of SPS Commerce. "We were proud to complete our initial public offering and are looking forward to sharing our story with a much wider audience. Our first quarter results are reflective of our overall growth strategy to expand our customer base through viral marketing, further penetrate our existing customer base with new solutions like Trading Partner Intelligence, and expand our sales teams both domestic and internationally."

"We are pleased with our results this quarter, which were driven by increases in both the number of recurring revenue customers and the annualized average recurring revenue per recurring revenue customer," said Kim Nelson, Chief Financial Officer of SPS Commerce. "Our 100% SaaS subscription model provides visibility and recurring revenue streams that give us confidence in our ability to execute against our growth objectives."

Guidance

  For the second quarter of 2010, revenue is expected to be in the range of approximately $10.4 to $10.6 million, representing growth of 8% to 10% compared to the second quarter of 2009. Second quarter net income per share is expected to be in the range of $0.01 to $0.02. We expect Adjusted EBITDA to be in the range of $650,000 - $750,000.

  For the full year 2010, revenue is expected to be in the range of approximately $42.8 to $43.5 million, representing growth of 13% to 15% over 2009. Net income per diluted share for the full year 2010 is expected to be in the range of approximately $0.14 to $0.16. We expect Adjusted EBITDA to be in the range of $3.8 to $4.2 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time).  To access the call, please dial (877) 312-7508, or outside the U.S. (253) -237-1184, at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events & Presentations menu. An audio replay will be available between 6:30 p.m. CT May 17, 2010 and 10:59 p.m. CT May 30, 2010 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 72491151. The replay will also be available on the Company's website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way suppliers, retailers, distributors and other customers manage and fulfill orders. Our SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 2,700 order management models across 1,300 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 35,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has had 37 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc.

The SPS Commerce logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7184

1 Except as otherwise indicated, all share and per share information referenced throughout this release and in the accompanying financial tables has been adjusted to reflect the 0.267 for 1 reverse stock split of the Company's common stock that occurred on April 13, 2010.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA. EBITDA consists of net income (loss) plus depreciation and amortization, interest expense and income tax expense. Adjusted EBITDA consists of EBITDA plus its non-cash, share-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from the operating results the impact of the Company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which assets were acquired.  These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009

Net income (loss)	$ 919	$ (54)
Depreciation and amortization	342	442
Interest expense	45	89
Income tax expense	65	11

EBITDA	1,371	488
Non-cash, share-based compensation expense	51	48

Adjusted EBITDA	$ 1,422	$ 536

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents of SPS Commerce files with the Securities and Exchange Commission, including but not limited to, the final prospectus relating to its initial public offering, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

SPS COMMERCE, INC. CONDENSED BALANCE SHEETS (In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 5,996	$ 5,931
Accounts receivable, less allowance for doubtful accounts of $231 and $226	5,125	4,766
Deferred costs, current	4,259	4,126
Prepaid expenses and other current assets	2,013	1,440
Total current assets	17,393	16,263
PROPERTY AND EQUIPMENT, net	2,311	2,520
GOODWILL	1,166	1,166
INTANGIBLE ASSETS, net	290	290
OTHER ASSETS
Deferred costs, net of current portion	1,719	1,617
Other non-current assets	61	63
	$ 22,940	$ 21,919

LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$ 886	$ 837
Line of credit	1,600	1,500
Accounts payable	1,208	1,345
Accrued compensation and benefits	2,667	3,005
Accrued expenses and other current liabilities	1,457	1,196
Current portion of deferred revenue	3,593	3,407
Total current liabilities	11,411	11,290
LONG-TERM DEBT, less current portion	146	355
OTHER LIABILITIES
Deferred revenue, less current portion	4,158	4,025
Other non-current liabilities	943	937
Total liabilities	16,658	16,607
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Series A redeemable convertible preferred stock, $0.001 par value, 1,182,217 shares authorized, 1,154,151 shares issued and outstanding; aggregate liquidation preference of $10,000	37,676	37,676
Series B redeemable convertible preferred stock, $0.001 par value, 6,274,329 shares authorized, 5,688,116 shares issued and outstanding, aggregate liquidation preference of $21,112	20,658	20,658
Series C redeemable convertible preferred stock, $0.001 par value, 1,602,000 shares authorized, 1,251,559 shares issued and outstanding, aggregate liquidation preference of $7,500	7,444	7,444
Total redeemable convertible preferred stock	65,778	65,778
STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 13,442,303 shares authorized; 327,113 shares issued and outstanding	--	--
Additional paid-in capital	5,237	5,186
Accumulated deficit	(64,733)	(65,652)
Total stockholders' equity (deficit)	(59,496)	(60,466)
	$ 22,940	$ 21,919

SPS COMMERCE, INC.
CONDENSED STATEMENTS OF OPERATIONS - Unaudited
(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2010	2009

Revenues	$ 10,243	$ 8,531
Cost of revenues	2,981	2,837
Gross profit	7,262	5,694
Operating expenses
Sales and marketing	3,507	3,075
Research and development	1,043	1,044
General and administrative	1,665	1,652
Total operating expenses	6,215	5,771
Income (loss) from operations	1,047	(77)
Other income (expense)
Interest expense	(45)	(89)
Other income	(18)	123
Total other income (expense)	(63)	34
Income tax expense	(65)	(11)
Net income (loss)	$ 919	$ (54)

Net income (loss) per share
Basic	$ 2.81	$ (0.16)
Fully diluted	$ 0.10	$ (0.16)
Weighted average common shares used to compute net income (loss) per share
Basic	327	331
Fully diluted	9,525	331

SPS COMMERCE, INC. CONDENSED STATEMENTS OF CASH FLOWS - Unaudited (In thousands)

	For the Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities
Net income (loss)	$ 919	$ (54)
Reconciliation of net income (loss) to net cash provided by operating activities
Depreciation and amortization	340	440
Provision for doubtful accounts	102	98
Stock-based compensation	51	48
Change in carrying value of preferred stock warrants	27	(115)
Other	2	8
Changes in assets and liabilities
Accounts receivable	(460)	(166)
Prepaid expenses and other current assets	(573)	(9)
Other assets	--	(6)
Deferred costs	(235)	(16)
Accounts payable	(137)	269
Deferred revenue	319	423
Accrued compensation and benefits	(338)	286
Accrued expenses and other current liabilities	237	(12)
Net cash provided by operating activities	254	1,194
Cash flows used in investing activities
Purchases of property and equipment	(130)	(68)
Net cash flows used in investing activities	(130)	(68)
Cash flows used in financing activities
Borrowings on line of credit	4,450	3,900
Payments on line of credit	(4,350)	(3,850)
Payments on equipment loans	(138)	(215)
Payments on term loan	--	(167)
Payments of capital lease obligations	(21)	(196)
Net cash flows used in financing activities	(59)	(528)
Net increase in cash and cash equivalents	65	598
Cash and cash equivalents at beginning of period	5,931	3,715
Cash and cash equivalents at end of period	$ 5,996	$ 4,313
CONTACT:  The Blueshirt Group
          Investor Relations
          Todd Friedman
            todd@blueshirtgroup.com
          Stacie Bosinoff
            stacie@blueshirtgroup.com
          415-217-7721

          SPS Commerce
          Kay Rindels
          866-245-8100
          krindels@spscommerce.com

          PAN Communications
          Kim Baker
          978-474-1900
          spscommerce@pancomm.com